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                                                                  EXHIBIT 99.1


                           STOCK PURCHASE AGREEMENT
                           ------------------------

        THIS STOCK PURCHASE AGREEMENT ("Purchase Agreement") is effective the 5th day of January 1996, by and among FRANK P. WILLEY ("Stockholder"), having its principal place of business located at 17911 Von Karman Avenue, Suite 500, Irvine, California 92714 and WILLIAM P. FOLEY, II and CAROL J. FOLEY, individually and as Trustees of the Foley Revocable Trust dated June 3, 1992, having their principal place of business located at 17911 Von Karman Avenue, Suite 500, Irvine, California 92714 (collectively "Purchaser"). Stockholder and Purchaser are collectively referred to as "Parties".

        1.0   RECITALS.

              1.1 Stockholder owns one hundred seventy-eight thousand two hundred seventy-one (178,271) shares ("Shares") of common voting stock of FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("Corporation").

              1.2 Stockholder owns other shares of common voting stock of Corporation that are not being sold to Purchaser.

              1.3   Purchaser is currently a stockholder of the Corporation.

              1.4 The Parties represented that the Shares are considered restricted stock under Rule 144 of the Securities Act of 1933, and as such, resales of the Shares are restricted.

              1.5 The January 4, 1996, closing price of the unrestricted shares of stock of the Corporation, traded on the New York Stock Exchange was EIGHTEEN and 00/100 DOLLARS ($18.00) per share.

              1.6 Purchaser and Seller have utilized the valuation discount as determined by an independent third party appraiser, Houlihan, Lokey, Howard & Zukin to determine the fair market value of the Shares, taking into account the Shares' status as restricted stock, and both parties agree to be bound by their findings.

              1.7 Stockholder is desirous of selling the Shares to Purchaser and Purchaser desires to buy the Shares from Stockholder pursuant to the terms set forth herein.

              1.8 Stockholder and Purchaser intend to enter into the Pledge Agreement to secure Purchaser's payment of the purchase price for the Shares to Stockholder.

              NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for such good and valuable consideration, the receipt and adequacy of which is hereby admitted and acknowledged, the parties hereto agree as follows:

        2.0   DEFINITIONS.   As used herein, the following capitalized terms
shall have the following meanings:




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              2.1   "Corporation" shall mean FIDELITY NATIONAL FINANCIAL,
INC., a Delaware corporation.

              2.2 "Note" means the Secured Promissory Note for the principal amount of TWO MILLION EIGHT HUNDRED EIGHTY-SEVEN THOUSAND NINE HUNDRED NINETY AND 20/100 DOLLARS (2,887,990.20).

              2.3   "Parties" shall mean the Stockholder and Purchaser.

              2.4 "Pledge Agreement" means the Pledge Agreement dated January 5, 1996, setting forth the Lender's security interest in the Shares.

              2.5 "Purchase Agreement" shall mean this Purchase Agreement, dated January 5, 1996.

              2.6 "Purchase Documents" shall collectively refer to this Purchase Agreement, Note, and Pledge Agreement.

              2.7 "Purchaser" shall mean WILLIAM P. FOLEY, II and CAROL J. FOLEY, individually and as trustees of the Foley Revocable Trust dated June 3, 1992.

              2.8 "Shares" shall mean one hundred seventy-eight thousand two hundred seventy-one and (178,271) shares of common voting stock of Corporation.

              2.9  "Stockholder" means FRANK P. WILLEY.

        3.0   STOCK PURCHASE.   Purchaser does hereby purchase and Stockholder
does hereby sell, transfer and assign to Purchaser the Shares.

        4.0   PURCHASE PRICE.   The total purchase price for the Shares shall
be SIXTEEN and 20/100 DOLLARS ($16.20) per share determined by the January 4, 1996 closing price of the New York Stock Exchange for unrestricted shares at EIGHTEEN DOLLARS ($18.00) per share less the ten percent (10%) discount from the fair market value of restricted shares determined by the independent appraisal of Houlihan, Lokey, Howard & Zukin.

        5.0   PAYMENT.   Purchaser hereby delivers the Note to Stockholder in
the form and substance attached hereto and incorporated herein by reference.

        6.0   PLEDGE.

              6.1 As security for payment by the Purchaser of all amounts due under the Note, the Purchaser agrees to enter into the Pledge Agreement, whereby Purchaser pledges, mortgages, assigns and transfers, sets over, grants and delivers to Stockholder a continuing security interest in and to all of the Purchaser's respective right, title and interest in and to the Shares subject to the full and timely performance of the terms and conditions of this Purchase Agreement and the Note.



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              6.2   A default under the terms and conditions of the Note, this
Purchase Agreement or the Pledge Agreement shall be considered a default under the terms of all of the Purchase Documents, and the Stockholder, or any assignee, shall have the right to pursue all remedies against the Purchaser which are allowed pursuant to the Purchase Documents.

        7.0   ATTORNEY'S FEES AND COSTS.   In the event of any action brought
by either party against the other arising out of this Purchase Agreement, or for the purpose of enforcing the Purchase Agreement or collecting any damages alleged to have resulted to one of the parties by reason of the breach or failure of performance of the other, the party prevailing in any such action shall be entitled to recover reasonable attorneys' fees and costs of suit as may be determined by the Court.

        8.0   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

              8.1 Purchaser represents and warrants that WILLIAM P. FOLEY, II has been serving as a director and key management employee of the Corporation. In Purchaser's capacity as such, Purchaser has full knowledge of the condition of the Corporation. Purchaser has had the opportunity to investigate the condition of the Corporation, including any and all financial information pertaining thereto, has done so and has made an independent evaluation of the Shares.

              8.2 Purchaser hereby represents and warrants and agrees that any dividends received in connection with the Shares or proceeds from the sale of the Shares shall be used to make principal and interest payments on amounts due under the Note with and any excess due under the to be used for re-payment of the Note.

        9.0   HEIRS AND ASSIGNS.   All the covenants, representations,
warranties and indemnifications of the Parties under this Purchase Agreement shall survive the effective date of this transaction. The rights created by this Purchase Agreement shall inure to the benefit of and the obligations created by this Purchase Agreement shall be binding upon heirs, administrators, personal representatives, successors and assigns of the Parties.

        10.0   ARBITRATION OF DISPUTES.   Any controversy or claim arising out
of this Purchase Agreement, or the breach thereof, shall be settled by arbitration at Irvine, California, in accordance with the then current rules of the American Arbitration Association (the "Association"), the award from which arbitration shall be binding upon both parties and their successors, regardless of whether one of said parties fails or refuses to participate therein, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All demands for arbitration shall be in writing and made by actual delivery or by certified or registered mail, return receipt requested, with a copy to the Association. In addition to the rules governing such arbitration, the parties shall have at their disposal the broadest pretrial discovery rights as are then available under the laws and judicial rules of the jurisdiction in which the arbitration is to be held (including but not limited to those set forth in Section 1283.05 of the California Code of Civil Procedure; provided, that any dispute between the parties relating to discovery shall be submitted to the arbitration panel for resolution.



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Disputes regarding interim or ancillary relief pending final decision of the arbitration panel in a matter hereunder shall also be submitted to the arbitration panel for resolution.

        11.0   GOVERNING LAW/VENUE.   It is the intent of the Parties hereto
that all questions with respect to the construction of this Purchase Agreement and the rights and liabilities of the parties hereto, shall be determined in accordance with the provisions of the laws of the State of California, in such case made and provided. Venue, for the purposes of the Purchase Agreement, shall be considered the City of Irvine, County of Orange and State of California.

        12.0   PARAGRAPH HEADINGS.   The subject headings of the paragraphs of
this Purchase Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

        13.0   RECITALS.   The Recitals contained in this Purchase Agreement
are hereby incorporated by reference within the terms and conditions of this Purchase Agreement and are to have full force and effect. To the extent that the terms and conditions of the Purchase Agreement differ from the Recitals, then the terms and conditions of this Purchase Agreement shall control.

        14.0   SEVERABILITY.   In the event that any of the terms of this
Purchase Agreement are held to be partially or wholly invalid or unenforceable for any reason whatsoever, such holding shall not affect, alter, modify or impair in any manner whatsoever, any of the other terms, or the remaining portion of any term, held to be partially invalid or unenforceable.

        15.0   AMENDMENTS.   The parties hereto may at any time amend this
Purchase Agreement in any particular, by mutual consent expressed in writing.

        16.0   GENDER.   Whenever required by the context, the singular number
shall include the plural number, the plural number shall include the singular number, the masculine gender shall include the neuter and feminine genders and vice versa.

        17.0   NOTICE.   Any notice or notices required under the provisions of
this Purchase Agreement shall only be valid when sent by certified mail, return receipt requested, to the addresses set forth herein, or as otherwise notified to the other party in writing. The notice shall be considered delivered as of the date deposited with the U.S. Post Office.

        18.0   WAIVER.   No amendment or waiver of any of the provisions of
this Purchase Agreement shall be effective unless same shall be in writing and signed by the Parties hereto. Any such written waiver or amendment shall be effective only for the specific instance and for the specific purpose for which it was given. One or more waivers of any covenant, term or condition of this Purchase Agreement by the Parties shall not be construed by either party as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval of either party to or of any act by the other party of a nature requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.




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        19.0   COOPERATION AND FURTHER ACTIONS.   The Parties agree to perform
any and all acts to execute and deliver any and all documents necessary or convenient to carry out the terms of this Purchase Agreement.

        20.0   COUNTERPARTS.   This Purchase Agreement may be executed in one
or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

               IN WITNESS WHEREOF, each of the Parties hereto have has caused this Purchase Agreement to be executed as of the Effective Date.

WITNESS/ATTEST:


------------------------------               ----------------------------------
                                             FRANK P. WILLEY
------------------------------               "Stockholder"

                                             FOLEY REVOCABLE TRUST dated
                                             June 3, 1992

------------------------------               By:
                                                 ------------------------------
                                                     WILLIAM P. FOLEY, II
------------------------------               Its:    Trustee


------------------------------               By:
                                                 ------------------------------
                                                     CAROL J. FOLEY
------------------------------               Its:    Trustee

------------------------------               ----------------------------------
                                             WILLIAM P. FOLEY, II, Individually
------------------------------

------------------------------               ----------------------------------
                                             CAROL J. FOLEY, Individually

------------------------------                      "Purchaser"


Prepared by:
The Busch Firm
2532 Dupont Drive
Irvine, California 92715
(714) 474-7368
2802-12.1




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